Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Houston, Texas, May 6, 2009 - Dune Energy, Inc. (NYSE AMEX:DNE) today announced results for the first quarter of 2009.

Revenue and Production

Revenue for the first quarter totaled $14.3 million as compared with $36.7 million for the first quarter of 2008. Production volumes in the first quarter were 198 Mbbls of oil and 1.18 Bcf of natural gas, or 2.4 Bcfe. This compares with 229 Mbbls of oil and 1.6 Bcf of natural gas, or 3.0 Bcfe for the first quarter of 2008. In the first quarter of 2009, the average sales price per barrel of oil was $39.86, and $5.43 per mcf for natural gas, as compared with $100.82 per barrel and $8.58 per mcf, respectively for the first quarter of 2008. The primary reasons behind the decrease in revenue were lower production and lower average sales prices in the first quarter of 2009 versus the first quarter of 2008. Average price received per Mcfe produced was $6.04 in the first quarter of 2009 versus $12.40 in the first quarter of 2008 or a 51% decline.

Costs and Expenses

Total lease operating expense for the first quarter totaled $7.0 million versus $12.0 million for the first quarter of 2009 or a 42% decrease. On an Mcfe produced basis this was $2.96 for 2009 versus $4.06 for 2008, or a 27% improvement. DD&A expense was $8.1 million for the first quarter and $13.2 million for the first quarter of 2008. Cash G&A expense totaled $3.4 million for the first quarter of 2009 versus $3.8 million for the first quarter of 2008. The $0.4 million decrease reflects a continued focus on cost controls. Interest and financing expense was $8.7 million for the first quarter of 2009 and for the first quarter of 2008 primarily associated with payment of 10.5% interest on the $300 million of Senior Secured notes. We incurred a gain of $2.8 million on hedging during the first quarter of 2009 versus an $11.9 million loss in the first quarter of 2008.

Exhibit 99.1

Earnings

Net loss totaled $12.1 million for the first quarter of 2009, and $8.7 million for the first quarter of 2008. Preferred stock dividends were $8.9 million in the first quarter of 2009 versus $5.7 million in the first quarter of 2008 primarily reflecting the difference in coupon rate of the preferred stock. Net loss per share both basic and fully diluted for the quarter was $0.21, based on 101.2 million weighted average shares outstanding as compared with $0.18 in the first quarter of 2008 with 79.6 million weighted average shares outstanding. The increased outstanding common shares are predominately associated with conversion of preferred shares into common shares.

James A. Watt, President and Chief Executive Officer stated, “In a press release of April 6, 2009 we outlined the operational plans for the remainder of the year. We are currently executing on that plan while reducing historical G&A and operating costs on both an absolute and unit basis. We fully understand the challenges facing us and are committed to executing our plan to build long term value for all stakeholders.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300